Exhibit 2.1

VIASPACE INC.

STOCK OPTION AGREEMENT

This Stock Option Agreement is entered into this 15th day of June 2005, by and among ViaSpace Technologies LLC, a Delaware limited liability company (“ViaSpace”), Global-Wide Publication Ltd. (“GW”) and SNK Capital Trust (“Optionee”).

WHEREAS, by an agreement dated February 25, 2005 (the “Previous Option”) ViaSpace granted to the Optionee an option to purchase up to 5,000,000 Membership membership Units of ViaSpace (“Membership Units”) for an aggregate purchase price of $7,500,000;

WHEREAS, in or about May, 2005 ViaSpace agreed to increase the Previous Option to allow the Optionee an option to purchase up to 6,666,666 Membership Units at a price of $1.50 per Membership Unit, for an aggregate purchase price of $10,000,000;

WHEREAS, ViaSpace intends to enter into a business combination with GW (the “Merger”) with the surviving entity being renamed “ViaSpace Inc.” (the “Surviving Corporation”); and

WHEREAS, the parties desire for this Agreement to supersede and replace the Previous Option.

NOW, THEREFORE, it is hereby agreed as follows:

1.           Grant of Option. ViaSpace and GW hereby grant to the Optionee, an option (the “Option”) to purchase up to 36,000,000 shares (the “Option Shares”) of common stock (“Common Stock”) of the Surviving Corporation. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at an exercise Price (the “Exercise Price”) of $0.28 per share.

2.           Option Term. Subject to Paragraph 4, the Option shall expire on (i) July 15, 2005, if less than $500,000 of the Option has been exercised prior to such time; (ii) August 31, 2005, if less than an aggregate of $1,000,000 of the Option has been exercised prior to such time; (iii) February 15, 2006, if less than an aggregate of $2,000,000 of the Option has been exercised prior to such time or (iv) the close of business on February 15, 2007 if the Option has not previously expired. For the avoidance of doubt, the exercise of this Option may be accelerated at the election of the Optionee.

3.           Limited Transferability. The Option shall be exercisable only by Optionee and shall not be assignable or transferable without the written consent of Surviving Corporation.

4.           Dates of Exercise. The Option shall be exercisable from and after the closing of the Merger.

5.           Adjustment in Option Shares. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class , appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

6.           Stockholder Rights. The holder of the Option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become the record holder of the particular Option Shares.

7.           Manner of Exercising Option.

(a)           In order to exercise the Option, the Optionee (or any other person or persons exercising the Option shall with respect to all or any part of the Option Shares for which this Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i)           execute and deliver to the Surviving Corporation a Purchase Agreement for the Option Shares, for which the Option is exercised, in the form attached hereto as Exhibit A;

(ii)          pay the aggregate Exercise Price in cash or check to the Surviving Corporation;

(iii)         furnish to the Surviving Corporation appropriate documentation that the entity exercising the Option (if other than Optionee) has the right to exercise this Option;

(iv)         execute and deliver to the Surviving Corporation such written representations as may be requested by the Surviving Corporation in order for it to comply with the applicable requirements of Federal and state securities laws; and

(v)          make appropriate arrangements with the Surviving Corporation (or parent or subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the Option exercise.

(b)          As soon as practical after the date of exercise (“Exercise Date”), the Surviving Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c)          In no event may the Option be exercised for any fractional shares.

8.           Compliance with Laws and Regulations.

(a)         The exercise of the Option and the issuance of Option Shares upon such exercise shall be subject to compliance by the Surviving Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b)         The inability of the Surviving Corporation to obtain approval from any regulatory body having authority deemed by the Surviving Corporation to be necessary to the lawful issuance and sale of any Option Shares pursuant to the Option shall relieve the Surviving Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained subject to the repayment of any of the Exercise Price which has been previously paid. The Surviving Corporation, however, shall use its best efforts to obtain all such approvals.

9.           Integration. This Agreement is the entire and sole agreement of the parties hereto with respect to its subject matter hereof and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter including, without limitation, the Previous Option.

10.          Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Surviving Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

11.          Notices. Any notice required to be given or delivered to the Surviving Corporation under the terms of this Agreement shall be in writing and addressed to the Surviving Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address previously provided to ViaSpace. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12.          Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules and the parties hereby consent to and agree that exclusive jurisdiction shall reside in the state and federal courts in Los Angeles County, California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals, or in signed fax copies to be followed by duplicate originals, by their duly authorized representatives as of the date written above.

ViaSpace Technologies LLC	SNK Capital Trust

By:	By:

Name:	Name:

Title:	Title:

Global-Wide Publication Ltd.

By:

Name:

Title:

EXHIBIT A

VIASPACE INC.

STOCK PURCHASE AGREEMENT

This Agreement is made this  day of  _____ , by and between ViaSpace Inc.  (the “Corporation”), a Nevada corporation, and SNK Capital Trust (“Optionee”).

A.          EXERCISE OF OPTION

1.          Exercise. Optionee hereby purchases  shares of Common Stock (the “Purchased  Shares”) pursuant to that certain option agreement (the “Option Agreement”) between the Corporation  and the Optionee dated June 2005 to purchase up to 36,000,000 shares of common stock (the “Option  Shares”) at the exercise price of $0.28 per share (the “Exercise Price”).

2.          Payment. Concurrently with the delivery of this Agreement to the Corporation, Optionee shall  pay the Exercise Price for the Purchased Shares in accordance with the provisions of the Option  Agreement and shall deliver whatever additional documents may be required by the Option Agreement  as a condition for exercise. The Corporation shall immediately provide to Optionee an originally executed copy of this Agreement and shall take immediate steps to initiate the issuance of the Purchased Shares.

B.          SECURITIES LAW COMPLIANCE

1.          Restricted Securities. The Purchased Shares have not been registered under the Securities Act of 1933 (“1933 Act”). Optionee hereby confirms that Optionee has been informed that the Purchased Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the Purchased Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Optionee hereby acknowledges that Optionee is prepared to hold the Purchased Shares for an indefinite period and that Optionee is aware that SEC Rule 144 issued under the 1933 Act which exempts certain resales of unrestricted securities is not presently available to exempt the resale of the Purchased Shares from the registration requirements of the 1933 Act.

2.          Restrictions on Disposition of Purchased Shares. Optionee shall make no disposition of the Purchased Shares unless and until there is compliance with all of the following requirements:

(i)          Optionee shall have provided the Corporation with a written summary of the terms and conditions of the proposed disposition.

(ii)         Optionee shall have provided the Corporation with written assurances, in form and substance satisfactory to the Corporation, that (a) the proposed disposition does not require registration of the Purchased Shares under the 1933 Act or (b) all appropriate action necessary for compliance with the registration requirements of the 1933 Act or any exemption from registration available under the 1933 Act (including Rule 144) has been taken.

The Corporation shall not be required (i) to transfer on its books any Purchased Shares which have been sold or transferred in violation of the provisions of this Agreement or (ii) to treat as the owner of the Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom the Purchased Shares have been transferred in contravention of this Agreement.

3.          Restrictive Legends. The stock certificates for the Purchased Shares shall be endorsed with one or more of the following restrictive legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, (B) A “NO ACTION” LETTER OF THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SALE OR OFFER OR (C) SATISFACTORY ASSURANCES TO THE CORPORATION THAT REGISTRATION UNDER SUCH ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE OR OFFER.”

C.          MISCELLANEOUS PROVISIONS

1.          Optionee Undertaking. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Optionee or the Purchased Shares pursuant to the provisions of this Agreement.

2.          Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

3.          Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules and the parties hereby consent to and agree that exclusive jurisdiction shall reside in the state and federal courts in Los Angeles County, California.

4.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.          Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Optionee, whether or not any such entity shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

6.          Notices. Any notice required to be given or delivered to the Surviving Corporation under the terms of this Agreement shall be in writing and addressed to the Surviving Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address previously provided to the Corporation. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals, or in signed fax copies to be followed by duplicate originals, by their duly authorized representatives as of the date written above.

ViaSpace Inc.	SNK Capital Trust

By:	By:

Name:	Name:

Title:	Title: